As filed with the Securities and Exchange Commission on May 24, 2007

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 02549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

TERADYNE, INC.

Massachusetts	04-2272148
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

600 Riverpark Drive

North Reading, Massachusetts 01864

(Address of Principal Executive Offices)

Teradyne, Inc. 1996 Employee Stock Purchase Plan

(Full Title of the Plan)

Eileen Casal, Esq.

Teradyne, Inc.

600 Riverpark Drive

North Reading, Massachusetts 01864

(Name and Address of Agent for Service)

(978) 370-2700

(Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

William B. Asher, Esq.

Choate, Hall & Stewart LLP

Two International Place

Boston, Massachusetts 02110

(617) 248-5000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock (par value $0.125)	5,000,000 shares	$16.69	$83,450,000	$2,562

(1)	This registration statement shall also cover any additional shares of Common Stock which become issuable under the Teradyne, Inc. 1996 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of Teradyne, Inc.
(2)	The price applicable to such shares is not currently known. The price of $16.69 per share, which is the average of the high and low prices of Teradyne’s common stock as reported on the New York Stock Exchange on May 17, 2007, is set forth solely for purposes of calculating the filing fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended (the “Securities Act”).
(3)	Calculated pursuant to Section 6(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

This Registration Statement registers additional securities of the same class as other securities for which Registration Statement Nos. 333-116632, 333-101983, 333-56373, and 333-07177 on Form S-8 (collectively, the “Existing Registration Statements”), each relating to Teradyne’s 1996 Employee Stock Purchase Plan, as filed with the Securities and Exchange Commission (the “SEC”) on June 18, 2004, December 19, 2002, June 9, 1998, and June 28, 1996, respectively, are effective. Pursuant to General Instruction E of Form S-8, the contents of the Existing Registration Statements are hereby incorporated by reference herein.

Item 3.	Incorporation of Documents by Reference.

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•

Annual Report on Form 10-K for fiscal year ended December 31, 2006 (including items incorporated by reference from our Proxy Statement pursuant to Section 14(a) of the Exchange Act for our 2007 Annual Meeting of Shareholders);

•	Quarterly Report on Form 10-Q for quarter ended April 1, 2007;

•	Current Report on Form 8-K filed with the SEC on January 25, 2007; and

•	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on April 10, 1979.

You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Teradyne, Inc.

600 Riverpark Drive

North Reading, Massachusetts 01864

Attn: Investor Relations

(978) 370-2700

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Section 8.51 of Chapter 156D of the General Laws of The Commonwealth of Massachusetts, the Massachusetts Business Corporation Act, authorizes a Massachusetts corporation to indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if (1)(a) he conducted himself in good faith, (b) he reasonably believed that his conduct was in the best interest of the corporation or that his conduct was at least not opposed to the best interests of the corporation, and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful or (2) he engaged in conduct for which he shall not be liable under an authorized provision of the corporation’s articles of organization. Section 8.56 of the Massachusetts Business Corporation Act authorizes a corporation to indemnify an officer of the corporation who is a party to a proceeding because he is an officer of the corporation to the same extent as a director and, if he is an officer but not a director, to such further extent as may be provided by the articles of organization, bylaws, a resolution of the board of directors or contract except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law.

Our Amended and Restated By-laws provide that each director and officer shall be indemnified by Teradyne, Inc. against liabilities and expenses in connection with any legal proceeding to which such officer or director may become a party by reason of being or having been an officer or director, unless such indemnification is prohibited by the Massachusetts Business Corporation Act, as described above. Reference is made to our Amended and Restated By-laws filed as Exhibit 3.2 to this Registration Statement. In addition, we have entered into indemnification agreements with certain of our directors and executive officers.

We maintain directors and officers liability insurance for the benefit of our directors and our officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description
3.1	Restated Articles of Organization of Teradyne, Inc., as amended (incorporated by reference to Exhibit 3.1 to Teradyne’s Quarterly Report on Form 10-Q for the quarter ended July 2, 2000).

3.2	Amended and Restated By-Laws of Teradyne, Inc.

5.1	Opinion of Choate, Hall & Stewart LLP.

10.1	1996 Employee Stock Purchase Plan, as amended.

23.1	Consent of Choate, Hall & Stewart LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included on the signature page of this Registration Statement).

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in North Reading, the Commonwealth of Massachusetts, on this 24th day of May, 2007.

TERADYNE, INC.

By:	/s/ Gregory R. Beecher
Gregory R. Beecher
Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

We, the undersigned officers and directors of Teradyne, Inc., hereby severally constitute and appoint Gregory R. Beecher and Michael A. Bradley, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable Teradyne, Inc., to comply with the provisions of the Securities Act of 1933, as amended, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Patricia S. Wolpert
Patricia S. Wolpert	Chair of the Board	May 24, 2007

/s/ Michael A. Bradley
Michael A. Bradley	President and Chief Executive Officer	May 24, 2007
(Principal Executive Officer)

/s/ Gregory R. Beecher
Gregory R. Beecher	Vice President, Chief Financial Officer and	May 24, 2007
Treasurer (Principal Financial Officer)

/s/ Daniel D. Tempesta
Daniel D. Tempesta	Corporate Controller	May 24, 2007
(Principal Accounting Officer)

/s/ James W. Bagley
James W. Bagley	Director	May 24, 2007

/s/Albert Carnesale
Albert Carnesale	Director	May 24, 2007

/s/ Edwin J. Gillis
Edwin J. Gillis	Director	May 24, 2007

Signature	Title	Date

/s/ Vincent M. O’Reilly
Vincent M. O’Reilly	Director	May 24, 2007

/s/ Paul J. Tufano
Paul J. Tufano	Director	May 24, 2007

/s/ Roy A. Vallee
Roy A. Vallee	Director	May 24, 2007

Exhibit Index

Exhibit Number	Description
3.1	Restated Articles of Organization of Teradyne, Inc., as amended (incorporated by reference to Exhibit 3.1 to Teradyne’s Quarterly Report on Form 10-Q for the quarter ended July 2, 2000).

3.2	Amended and Restated By-Laws of Teradyne, Inc.

5.1	Opinion of Choate, Hall & Stewart LLP.

10.1	1996 Employee Stock Purchase Plan, as amended.

23.1	Consent of Choate, Hall & Stewart LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included on the signature page of this Registration Statement).